                                                               Exhibit 4(g)


                                   FIRST AMENDMENT
                                 OF CREDIT AGREEMENT


     THIS FIRST AMENDMENT OF CREDIT AGREEMENT, dated as of December 23, 1997 (this "AMENDMENT"), is by and among Stone Container Corporation, a Delaware corporation (the "BORROWER"), the undersigned financial institutions, including Bankers Trust Company, in their capacities as lenders (collectively, the "LENDERS," and each individually, a "LENDER"), Bankers Trust Company, as agent (the "AGENT") for the Lenders, and the undersigned financial institutions in their capacities as Co-Agents.

                                      RECITALS:

     A. The Borrower, Bank of America National Trust & Savings Association, The Bank of New York, The Bank of Nova Scotia, Caisse Nationale de Credit Agricole, The Chase Manhattan Bank, N.A., Dresdner Bank AG-Chicago and Grand Cayman Branches, The First National Bank of Chicago, The Long-Term Credit Bank of Japan, Ltd., NationsBank, N.A. (Carolinas), The Sumitomo Bank, Ltd., Chicago Branch and Toronto Dominion (Texas), Inc., as co-agents (collectively, the "CO-AGENTS," and each individually, a "CO-AGENT"), the Agent and the Lenders are parties to that certain Amended and Restated Credit Agreement dated as of June 19, 1997 (the "CREDIT AGREEMENT").

     B. The Borrower has requested the Agent and the Lenders to amend the Credit Agreement to, among other things, adjust the Indebtedness Ratio levels that are required to be maintained by the Borrower under SECTION 5.3 of the Credit Agreement, and to modify certain other provisions of the Credit Agreement.

     C. The Borrower, the Agent and the Lenders desire to amend the Credit Agreement on the terms and conditions set forth herein.

     NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

     SECTION 1. DEFINED TERMS. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings given them in the Credit Agreement.

     SECTION 2. AMENDMENTS TO THE CREDIT AGREEMENT. The Credit Agreement is, as of the Effective Date (as defined below), hereby amended as follows:

          (a) SECTION 3.4(c) of the Credit Agreement is amended by deleting "(but excluding (1) indebtedness required to be repaid upon any subsequent conversion, exchange or other receipt of Monetized Assets and (2) any indebtedness related to the German Financing that is repaid as contemplated in clause (H) below)" appearing in clause (iii) of the second sentence of such Section and substituting therefor the following:

          "(but excluding indebtedness required to be repaid upon any subsequent conversion, exchange or other receipt of Monetized Assets)"

          (b) SECTION 3.4(c) of the Credit Agreement is further amended by deleting clauses (G) through (L) appearing in the second sentence of such Section and substituting therefor the following:

          "(G) up to an aggregate amount of $300 million (such amount being referred to herein as the "EXCLUDED SALE PROCEEDS BASKET") of net proceeds from the sale or other disposition of Assets not constituting (1) Abitibi Shares, (2) the capital stock of Stone Snowflake as permitted by SECTION 5.2.12(vi) and (3) Collateral or Mortgaged Property or Assets constituting Collateral or Mortgaged Property for which Substitute Collateral has been provided pursuant to SECTION 9.13(c), designated by the Borrower in writing to the Agent as being excluded from the prepayment requirements of this Section (any amount so designated being "EXCLUDED SALE PROCEEDS"), with the Excluded Sale Proceeds Basket being subject to reduction by the amount of the Abitibi 75% Portion; (H) proceeds from the cancellation of the German Financing Intercompany Note upon the consummation of the German Financing Subsidiary Transfer; (I) proceeds from any Abitibi Sale/Monetization; (J) proceeds from the sale or other disposition of any Assets constituting collateral which secures the Indebtedness under the First Mortgage Note Documents; or (K) proceeds from the sale or other disposition of any Assets constituting collateral which secures the Indebtedness incurred pursuant to SECTION 5.2.2.(x) but only to the extent such proceeds are promptly used to repay such Indebtedness."

          (c)  A new SECTION 3.4(f) is added to the Credit Agreement as follows:

          "(f) PREPAYMENT FROM GERMAN FINANCING. If the German Financing is consummated, the Borrower shall as soon as possible (but in any event within five Business Days after the consummation of the German Financing and the incurrence of the Indebtedness thereunder) prepay a portion of the E Tranche Term Loan with all of the net proceeds of the Indebtedness incurred in the German Financing, net of direct costs and expenses incurred in connection with the German Financing."

          (d) SECTION 3.6(b) of the Credit Agreement is amended by deleting "(other than prepayments made (A) under SECTION 3.4(c) with any Material Sale Proceeds derived from the sale of any Collateral or Mortgaged Property and (B) under SECTION 3.4(d) with any proceeds derived from any Abitibi Sale/Monetization)" appearing in such Section and substituting therefor the following:

          "(other than prepayments made (A) under SECTION 3.4(c) with any Material Sale Proceeds derived from the sale of any Collateral or Mortgaged Property,

          (B) under SECTION 3.4(d) with any proceeds derived from any Abitibi Sale/Monetization and (C) under SECTION 3.4(f) with the net proceeds derived from the German Financing)"

          (e) A new SECTION 3.6(h) is added to the Credit Agreement immediately following SECTION 3.6(g) as follows:

          "(h) All prepayments of principal of the E Tranche Term Loan made by the Borrower pursuant to SECTION 3.4(f) shall be applied (i) to the unpaid principal amount of the E Tranche Term Loan in the inverse order of the remaining regularly scheduled principal installments set forth in SECTION 2.2(g); together with accrued interest on such prepaid principal amount; and (ii) first to the payment of Prime Rate Loans and second to the payment of Eurodollar Rate Loans, and within such Eurodollar Rate Loans, pro rata in order of the maturity of the Interest Periods of such Loans."

          (f) SECTION 5.2.2(c) of the Credit Agreement is amended by deleting "(it being understood and agreed that the Stone-Canada Intercompany Note shall not be deemed to make the Indebtedness incurred in the German Financing recourse to Stone-Canada for purposes of this SECTION 5.2.2(c))" appearing at the end of such Section and substituting therefor the following:

          "(it being understood and agreed that the German Financing Intercompany Note shall not be deemed to make the Indebtedness incurred in the German Financing recourse to the obligor thereof for purposes of this SECTION 5.2.2(C))"

          (g) SECTION 5.2.2(d) of the Credit Agreement is amended by deleting such Section in its entirety and substituting therefor the following:

          "(d) intercompany loans and advances (i) made in the ordinary course of business to the Borrower or Wholly-Owned Subsidiaries of the Borrower and, in the case of non-Wholly-Owned Subsidiaries, Indebtedness arising out of Investments permitted by SECTION 5.2.7; (ii) evidenced by the German Financing Intercompany Note; or (iii) made to StoneSub in an aggregate principal amount at any time outstanding not in excess (together with any unreimbursed capital contributions made pursuant to
          SECTION 5.2.7(h)) of (A) the amounts contemplated from time to time by the terms of the respective Receivables Financings and
          (B) those amounts, up to an aggregate at any one time outstanding of $5 million for each $100 million (on a pro-rated basis) of Receivables Financings which have been established and are in existence at such time, which may be advanced to StoneSub in order to cure or remedy, or otherwise avoid the commencement of, liquidation, termination or similar events in connection with the Receivables Financings; PROVIDED, HOWEVER, that (1) all such intercompany loans and advances owing to or in favor of the

          Borrower from Stone-Canada are evidenced by an intercompany promissory note in the form of EXHIBIT 5.2.2(d) hereto (or such other form, in form and substance satisfactory to the Agent), which notes are delivered to the Agent and pledged by the Borrower to the Agent as Collateral pursuant to a Pledge Agreement, (2) except as otherwise expressly permitted under this Agreement, this clause (d) shall not be deemed to permit intercompany Indebtedness for Money Borrowed made to SVCPI (other than pursuant to contractual agreements permitted by this Agreement and as in effect on the date hereof) or to S-CC or any of S-CC's Subsidiaries other than Indebtedness for Money Borrowed made between S-CC and its Subsidiaries or between Subsidiaries of S-CC, and (3) this clause (d) shall not be deemed to permit intercompany Indebtedness for Money Borrowed made to Stone Container GmbH or any of its Subsidiaries except for (x) Indebtedness for Money Borrowed made between Stone Container GmbH and its Subsidiaries or between Subsidiaries of Stone Container GmbH and (y) Indebtedness for Money Borrowed evidenced by the German Financing Intercompany Note;"

          (h) SECTION 5.2.2(T) of the Credit Agreement is amended by adding the following at the end of such Section:

          "and PROVIDED FURTHER, that until such time as the Borrower has fully complied with provisions set forth in the first proviso to
          SECTION 5.2.10(e), neither the Borrower nor any of its Subsidiaries will incur any further Indebtedness under this
          SECTION 5.2.2(t) from and after December 23, 1997 except for the sole purpose of repaying the Excess Revolver Amount, if any, as provided in SECTION 5.2.10(e); and PROVIDED FURTHER, that if the aggregate principal amount of Indebtedness which the Borrower proposes to incur under this SECTION 5.2.2(t) in order to repay the Excess Revolver Amount exceeds the aggregate principal amount which the Borrower and its Subsidiaries are permitted to incur under this SECTION 5.2.2(t) (after giving effect to all prior incurrences of Indebtedness hereunder), then the aggregate principal amount of Indebtedness permitted to be incurred under this SECTION 5.2.2(t) shall be increased in an amount necessary such that the principal amount of such Indebtedness proposed to be incurred under this SECTION 5.2.2(t) will be equal to the Excess Revolver Amount;"

          (i) SECTION 5.2.3(i) of the Credit Agreement is amended by deleting such Section in its entirety and substituting therefor the following:

          "(i) guarantees by the Borrower or any Subsidiary of the Borrower of Indebtedness of any Person not exceeding $10 million in aggregate principal amount at any time."

          (j) SECTION 5.2.4 of the Credit Agreement is amended by deleting clause (iii) appearing in such Section and substituting therefor the following:

          "(iii)    the German Financing Intercompany Note and the German
          Financing Subsidiary Transfer and"

          (k) SECTION 5.2.7(f) of the Credit Agreement is amended by deleting such Section in its entirety and substituting therefor the following:

          "(f) loans or advances of a type included in the definition of Investments and made by the Borrower or any Subsidiary of the Borrower in the ordinary course of the Borrower's or such Subsidiary's business; PROVIDED, HOWEVER, that no such loans or advances shall be made to Stone Container GmbH or any of its Subsidiaries other than (A) such loans and advances made between Stone Container GmbH and its Subsidiaries or between Subsidiaries of Stone Container GmbH and (B) cancellation of the German Financing Intercompany Note as contemplated in clause (vii) of
          SECTION 5.2.12;"

          (l) SECTION 5.2.10(a) of the Credit Agreement is amended by (i) deleting the words "Stone-Canada" appearing in clause (iv) of such Section and substituting therefor the words "German Financing", (ii) inserting the word "and" immediately prior to subclause (C) appearing in clause (xv) of such Section and (iii) deleting the subclause "and (D) utilizing the proceeds of the German Financing as permitted by clause (iii) of the definition of "German Financing"" appearing in clause (xv) of such Section.

          (m)  SECTION 5.2.10(a) of the Credit Agreement is further amended by
     (i) deleting the word "and" appearing immediately prior to clause (xvii) of such Section and (ii) inserting a new clause (xviii) at the end of such Section as follows:

          "and (xviii) the obligor under the German Financing Intercompany Note may affect the cancellation of such note in full on or prior to March 31, 1998 solely in consideration of the German Financing Subsidiary Transfer;"

          (n) SECTION 5.2.10(d) of the Credit Agreement is amended by deleting clause (iii) appearing at the end of such Section and substituting therefor the following:

          "(iii) amend, modify, grant any waiver or otherwise change any provision of the German Financing Intercompany Note."

          (o) SECTION 5.2.10(e) of the Credit Agreement is amended by deleting such Section in its entirety and replacing it with the following:

          "(e) Make any mandatory offer to purchase, or redeem or purchase, any Indebtedness created pursuant to or evidenced by any of the Specified Senior Indentures pursuant to a "Deficiency Offer" made in accordance with Article Eleven (or any other similar Article or provision) of any thereof (it being understood and agreed that no such Deficiency Offer may be directly or indirectly made out of the proceeds of Indebtedness incurred as permitted by

          SECTION 5.2.2(q) or out of Discretionary Funds); PROVIDED, HOWEVER, that the Borrower may make a Deficiency Offer solely with respect to the Borrower's failure to maintain the Minimum Subordinated
          Capital Base (as such term is defined in each of the Senior Indentures) as of Borrower's two consecutive Fiscal Quarters ended September 30, 1997 and December 31, 1997, no later than February 28, 1998 (regardless of the actual payment date for securities accepted pursuant to such Deficiency Offer) in accordance with the terms and conditions set forth in Article
          Eleven of each of the Senior Indentures, provided that the Borrower satisfies each of the following conditions: (i) the aggregate amount of principal paid by the Borrower in such Deficiency Offer shall not exceed $200,000,000; and (ii) in the event the Borrower uses proceeds, whether directly or indirectly, of Revolving Loans and/or Supplemental Revolving Loans in an aggregate amount in excess of $100,000,000 (such amount in excess of $100,000,000 being referred to herein as the "EXCESS REVOLVER AMOUNT"), then the Borrower shall repay such Excess Revolver
          Amount on or before the 180th day following the incurrence of such Revolving Loans and/or Supplemental Loans, the proceeds of which are used, directly or indirectly, to fund such Deficiency Offer, with proceeds from the incurrence of Indebtedness which the Borrower or any of its Subsidiaries incurs in compliance with the terms and conditions of this Agreement (including, without limitation, SECTION 5.2.2); PROVIDED FURTHER, that if the aggregate principal amount of Revolving Loans and Supplemental Revolving Loans borrowed in connection with such permitted Deficiency Offer is equal to or greater than $60,000,000, then the Borrower shall pay to the Agent on the 120th day (the "FEE PAYMENT DATE") following the date on which such Revolving Loans and/or Supplemental Revolving Loans are incurred, for ratable distribution to those Lenders (including an assignee of any such Lender pursuant to SECTION 9.12(d), the "FIRST AMENDMENT
          LENDERS") that have executed and delivered on or prior to December 23, 1997 that certain First Amendment of Credit
          Agreement dated as of December 23, 1997 among the Borrower, the Agent and the Lenders signatory thereto, a fee equal to .10% of the aggregate outstanding Loans (in the case of Term Loans, Additional Term Loans, D Tranche Term Loans and E Tranche Term Loans) and Commitments (in the case of Revolving Loan Commitments and Supplemental Revolving Loan Commitments) of such First
          Amendment Lenders as of the Fee Payment Date, provided that no such fee shall be payable if the Borrower has repaid Revolving
          Loans and Supplemental Revolving Loans (other than any payments made, directly or indirectly, with proceeds of Revolving Loans and/or Supplemental Revolving Loans) in an aggregate principal amount of at least $60,000,000 between the period commencing on the date on which Revolving Loans and/or Supplemental Loans were borrowed in connection with such permitted Deficiency Offer and ending on the day immediately prior to the Fee Payment Date; and PROVIDED FURTHER, that the terms and conditions of the foregoing provisos shall not be construed to permit the Borrower to make any subsequent Deficiency Offer following the one-time Deficiency
          Offer that is expressly permitted in the foregoing proviso, any such subsequent Deficiency Offer remaining expressly prohibited by this SECTION 5.2.10(e)."

          (p) SECTION 5.2.12 of the Credit Agreement is amended by deleting clause (v) appearing in the first sentence of such Section and substituting therefor the following:

          "(v) is an Abitibi Sale/Monetization and within (A) five Business Days after the issuance or sale of any securities, instruments or other rights, or after the sale or other disposition, in connection with such Abitibi Sale/Monetization, the Borrower shall use the Abitibi 25% Portion to effect the prepayments in accordance with SECTION 3.4(D), and (B) five Business Days after the issuance or sale of any securities, instruments or other rights, or after the sale or other disposition, in connection with such Abitibi Sale/Monetization (or such longer period of time so long as proceeds are held pursuant to escrow arrangements satisfactory to the Agent), the Borrower shall (1) use the first $200,000,000 in the aggregate of the Abitibi 75% Portion to prepay, repurchase, redeem or otherwise extinguish any scheduled installment or stated maturity of any Indebtedness for Money Borrowed of the Borrower which, pursuant to the contractual terms thereof, is scheduled for repayment or maturity prior to May 15, 1999, and (2) use the remainder of the Abitibi 75% Portion to prepay, repurchase, redeem or otherwise extinguish (x) any Indebtedness for Money Borrowed of the Borrower constituting Senior Indebtedness and/or (y) any Indebtedness for Money Borrowed of the Borrower constituting Subordinated Debt, PROVIDED that no more than 50% of the aggregate amount of the remainder of the Abitibi 75% Portion may be used to prepay, repurchase, redeem or otherwise extinguish Subordinated Debt;"

          (q) SECTION 5.2.12 of the Credit Agreement is further amended by (i) deleting the word "or" appearing immediately prior to clause (vi) appearing in the first sentence of such Section and (ii) inserting a new clause (vii) at the end of the first sentence of such Section as follows:

          "or (vii) is a sale or transfer of all of the capital stock of one or more direct or indirect Subsidiaries of the Borrower
          (other than Stone-Canada) which are organized in a foreign country, to Stone Container GmbH or one of its Subsidiaries (such sale or transfer being referred to herein as the "GERMAN
          FINANCING SUBSIDIARY TRANSFER") provided that (A) the aggregate fair market value of all such capital stock to be sold or transferred, as such value is determined by the Agent in its sole discretion, shall not exceed the lesser of (1) the Dollar equivalent of DM 90,000,000 and (2) the Dollar equivalent of the outstanding principal amount owing under the German Financing Intercompany Note, (B) the sole consideration for such sale or transfer is the cancellation of the German Financing Intercompany Note and (C) on the effective date of such transfer or exchange the Agent shall have received a certificate from the Borrower's chief executive or chief financial officer certifying that no Event of Default or Unmatured Event of Default has occurred and is continuing as of such date, both before and after giving effect to such sale or transfer."

          (r) SECTION 5.2.17 of the Credit Agreement is amended by (i) deleting "the Stone-Canada Intercompany Note, the Stone-Canada Guarantee or the German Financing" appearing at the end of the first sentence of such Section and substituting therefor "the German Financing Intercompany Note (other than a cancellation thereof as contemplated in clause (vii) of SECTION 5.2.12) or the German Financing", and (ii) deleting the second sentence of such Section in its entirety.

          (s)  SECTION 5.3.2 of the Credit Agreement is amended by deleting such
     Section in its entirety and replacing it with the following:

          "Section 5.3.2   INDEBTEDNESS RATIO.  Have an Indebtedness Ratio
          of not more than the following amounts as of the end of each Fiscal Quarter ending on a date set forth below:

                    DATE                       RATIO

                    December 31, 1994 through
                       March 31, 1997             .85 to 1
                    June 30, 1997                 .86 to 1
                    September 30, 1997            .88 to 1
                    December 31, 1997             .90 to 1
                    March 31, 1998                .90 to 1
                    June 30, 1998                 .90 to 1
                    September 30, 1998            .87 to 1
                    December 31, 1998             .85 to 1
                    March 31, 1999                .83 to 1
                    June 30, 1999                 .81 to 1
                    September 30, 1999            .78 to 1
                    December 31, 1999 and
                        thereafter                .75 to 1"

          (t) The Definitional Appendix of the Credit Agreement is amended by deleting the definition of "German Financing" appearing therein in its entirety and substituting therefor the following:

          ""GERMAN FINANCING" means one or more credit facilities consummated on or prior to March 31, 1998 pursuant to which Stone Container GmbH and/or any of its Subsidiaries (including Europa Carton A.G.) incurs Indebtedness in an aggregate principal amount denominated in Deutsch Marks not to exceed DM 90,000,000 and secured only by the stock and/or assets of Subsidiaries of Stone Container GmbH, PROVIDED that (a) such Indebtedness is incurred on terms and conditions substantially similar to the terms and conditions set forth on SCHEDULE 1.1(h) hereto and on other terms and conditions, and pursuant to documentation, in form and substance satisfactory to the Agent,
          (b) the Agent shall have received an opinion of Sidley & Austin, counsel to the Borrower, and/or other counsel to the Borrower reasonably acceptable to Agent, in form and substance reasonably satisfactory to the Agent and stating that the execution, delivery and performance of the documentation for the German Financing does not conflict with or result in a breach of, or constitute a default under, any of the Loan Documents or any other agreements or instruments known to such counsel to which the Borrower or any of its Subsidiaries are bound, and (c) all of the proceeds of such Indebtedness are used (i) to pay the direct costs and expenses incurred in connection with the German Financing and (ii) to prepay a portion of the E Tranche Term Loan in accordance with
          SECTION 3.4(f), and (d) the Agent shall have received a certificate of the Chief Financial Officer or the Treasurer of the Borrower certifying that no Event of Default or Unmatured Event of Default has occurred and is continuing either before or after giving effect to the consummation of the German Financing."

          (u)  The Definitional Appendix of the Credit Agreement is amended by
     (i) deleting the definitions of "German Financing Abitibi Portion", "German Financing Portion", "Stone-Canada Guarantee" and "Stone-Canada Intercompany Note" appearing therein in their entirety, and (ii) adding the following new definitions in their appropriate alphabetical order:

          ""GERMAN FINANCING INTERCOMPANY NOTE" means the intercompany promissory note issued by Stone-Canada or the Borrower in favor of Stone Container GmbH and/or Europa Carton A.G. upon consummation of the German Financing in the principal amount of up to DM 90,000,000 on terms and conditions, and pursuant to documentation, in form and substance satisfactory to the Agent.

           "GERMAN FINANCING SUBSIDIARY TRANSFER" is defined in SECTION
          5.2.12."

          (v) The Credit Agreement is further amended by deleting SCHEDULE 1.1(h) to the Credit Agreement in its entirety and substituting therefor
     SCHEDULE 1.1(h) attached to this Amendment.

     SECTION 3. CONDITIONS PRECEDENT TO EFFECTIVENESS OF AMENDMENT. This Amendment shall become effective upon the date (the "EFFECTIVE DATE") when each of the following conditions precedent are satisfied:

          (a) each of the Borrower, the Agent, the Majority Term Lenders, the Majority Additional Term Lenders, the Majority D Tranche Term Lenders, the Majority E Tranche Term Lenders and the Required Lenders shall have executed and delivered this Amendment; and

          (b) the Agent shall have received from the Borrower such certificates and opinions with respect hereto as the Agent may reasonably require.

     SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE BORROWER. The Borrower represents and warrants to the Lenders, the Co-Agents and the Agent as follows:

          (a) The representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects at and as of the date hereof as though made on and as of the date hereof (except to the extent specifically made with regard to a particular date).

          (b) No Event of Default or Unmatured Event of Default has occurred and is continuing.

          (c) The execution, delivery and performance of this Amendment has been duly authorized by all necessary action on the part of, and duly executed and delivered by, the Borrower and this Amendment is a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as the enforcement thereof may be subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

          (d) The execution, delivery and performance of this Amendment do not conflict with or result in a breach by the Borrower of any term of any material contract, loan agreement, indenture or other agreement or instrument to which the Borrower is a party or is subject.

     SECTION 5.     REFERENCES TO AND EFFECT ON THE CREDIT AGREEMENT.

          (a) On and after the Effective Date each reference in the Credit Agreement to "this Agreement," "hereunder," "hereof," "herein," or words of like import, and each reference to the Credit Agreement in the Loan Documents and all other documents (the "ANCILLARY DOCUMENTS") delivered in connection with the Credit Agreement shall mean and be a reference to the Credit Agreement as amended hereby.

          (b) Except as specifically amended above, the Credit Agreement, the Loan Documents and all other Ancillary Documents shall remain in full force and effect and are hereby ratified and confirmed.

          (c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Lenders, the Co-Agents or the Agent under the Credit Agreement, the Loan Documents or the Ancillary Documents.

          (d) The Borrower acknowledges and agrees that this Amendment constitutes a "Loan Document" for purposes of the Credit Agreement, including, without limitation, SECTION 7.1(d) of the Credit Agreement.

     SECTION 6. EXECUTION IN COUNTERPARTS. This Amendment may be executed in counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. This Amendment shall be binding upon the respective parties hereto upon the execution and delivery of this Amendment by the Borrower, the Agent, Majority Term Lenders, the Majority Additional Term Lenders, the Majority D Tranche Term Lenders, the Majority E Tranche Term Lenders and the Required Lenders regardless of whether it has been executed and delivered by all of the Lenders. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

     SECTION 7. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE INTERNAL CONFLICTS OF LAWS PROVISIONS THEREOF.

     SECTION 8. HEADINGS. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.

     SECTION 9. SUCCESSORS AND ASSIGNS. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.


                               [Signature Pages Follow]

                                   SCHEDULE 1.1(h)

                             GERMAN FINANCING TERM SHEET


                                    See attached.